Exhibit 21

ZIPGLOBAL HOLDINGS, INC.

Name of subsidiary:	Beasley Holdings Limited (wholly owned)
State or other jurisdiction of incorporation or formation:	British Virgin Islands
Name(s) under which subsidiary does business:	Beasley Holdings Limited; and Beasley BVI